March 2007	Preliminary Terms No. 240 Registration Statement No. 333-131266 Dated March 16, 2007 Filed pursuant to Rule 433

Structured Investments
Opportunities in Interest Rates

Senior Floating Rate Notes due 2009
Global Medium Term Notes, Series F
3 Month T-Bill Floating Rate Notes

We, Morgan Stanley, may not redeem these notes prior to the maturity date. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

P R E L I M I N A R Y T E R M S
Issuer:		Morgan Stanley
Aggregate Principal Amount:		$ . We may increase the Aggregate Principal Amount prior to the Original Issue Date but are not required to do so.
Stated Principal Amount:		$1,000
Issue Price:		$1,000
Pricing Date:		March , 2007
Original Issue Date:		March 30, 2007
Interest Accrual Date:		March 30, 2007
Maturity Date:		March 30, 2009
Base Rate:		Treasury Rate
Index Maturity:		3 months
Spread:		Plus 0.20% per annum
Minimum Interest Rate:		0.00%
Maximum Interest Rate:		6.00%
Interest Payment Period:		Quarterly
Interest Payment Dates:		Each March 30, June 30, September 30 and December 30, beginning June 30, 2007.
Interest Reset Period:		Quarterly
Interest Reset Dates:		Each Interest Payment Date.
Interest Determination Dates:		The day of the week in which an Interest Reset Date falls on which Treasury bills are normally auctioned, provided that if as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the Interest Determination Date.
Initial Interest Reset Date:		March 30, 2007
Reporting Service:		Telerate (Page 56)
Day-Count Convention:		Actual / Actual
Trustee:		The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation Agent:		The Bank of New York
Denominations:		$1,000 / $1,000
Specified Currency:		U.S. dollars
CUSIP:		61745EUM1
Book-Entry or Certificated Note:		Book-entry
Business Day:		New York
Listing:		None
Senior note or subordinated note:		Senior
Agent:		Morgan Stanley & Co. Incorporated
Agent’s Commissions/Issue Price:		Price to Public	Agent’s Commissions	Proceeds to Company
	Per Note	100%	0.25%	99.75%
	Total	$	$	$
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll free (866) 477-4776.

You may access these documents on the SEC web site at www.sec.gov as follows:
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

Senior Floating Rate Notes due 2009 3 Month T-Bill Floating Rate Notes

Supplemental Information Concerning Plan of Distribution

We expect to deliver the notes against payment therefore in New York, New York on March 30, 2007, which will be the             scheduled business day following the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Tax Considerations

The notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Floating Rate Notes.”

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.” Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

March 2007	Page 2